EXHIBIT 21.01
ALLIANCE SEMICONDUCTOR CORPORATION
SUBSIDIARIES OF REGISTRANT

Jurisdiction or State of
Name of Subsidiary of Alliance Semiconductor Corporation	Incorporation
Alliance Semiconductor Holding Company, LLC	Delaware
Alliance Semiconductor International Corporation	Delaware
Alliance Semiconductor (India) Private Limited	India
Alliance Semiconductor (S.A.) (Pty) Ltd.	South Africa
Alliance Semiconductor, South Africa, LLC	Delaware
Chip Engines, Inc.	California
Chip Engines (India) Private Limited	India
Dioptech, Inc.	Delaware
Nimbus Technology, Inc.	California
SiPackets, Inc.	California